PRICING SUPPLEMENT NO. 123 DATED NOVEMBER 1, 2001           Filed Pursuant to
TO PROSPECTUS DATED NOVEMBER 9, 2000*,                      Rule 424(b)(5)
AS AMENDED BY PROSPECTUS SUPPLEMENTS                        File No. 333-47464
DATED DECEMBER 15, 2000, AND MAY 04, 2001

                             CMS ENERGY CORPORATION

       General Term Notes (servicemark of J.W. Korth & Company), Series F
                   Due 9 Months to 25 Years from date of issue

     Except as set forth herein, the Notes offered hereby have such terms as are described in the accompanying Prospectus dated November 9, 2000, as amended by the Additional Agent Prospectus Supplements dated December 15, 2000, and May 04, 2001.

Aggregate Principal Amount:             $       723,000.00
Original Issue Date (Settlement Date):  November 6, 2001
Stated Maturity Date:                   November 15, 2005
Issue Price to Public:                  100.00% of Principal Amount
Interest Rate:                          6.000% Per Annum
Interest Payment Dates:                 December 15 and Monthly Thereafter
                                        Commencing December 15, 2001

Survivor's Option:                      [ X ] Yes                [    ] No
Optional Redemption:                    [ X ] Yes                [    ] No

Initial Redemption Date:                November 15, 2002
Redemption Price:                       100%

                                        Principal Amount of Notes
        Agent                           Solicited by Each Agent

First of Michigan Corporation           $       141,000.00
Prudential Securities Incorporated      $       129,000.00
J.J.B. Hilliard, W.L. Lyons, Inc        $        19,000.00
Raymond James & Associates, Inc         $       165,000.00
Comerica Securities, Inc.               $             0.00
J.W. Korth & Company                    $       269,000.00
                           Total        $       723,000.00

                                        Per Note Sold by
                                        Agents To Public             Total

Issue Price:                            $         1,000.00    $      723,000.00
Agent's Discount or Commission:         $             5.00    $        3,615.00
Maximum Dealer's Discount or
  Selling Concession:                   $             9.00    $        6,507.00
Proceeds to the Company:                $           986.00    $      712,878.00

CUSIP Number:  12589SED0

*Beginning Page 1 of the enclosed Prospectus and Prospectus Supplement for agents other than J. W. Korth & Company.